UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 1, 2009

Accenture plc

(Exact name of Registrant as specified in its charter)

Ireland	001-16565	98-0627530
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1 Grand Canal Square,

Grand Canal Harbour,

Dublin 2, Ireland

(Address of principal executive offices)

Registrant’s telephone number, including area code: (353) (1) 646-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Assumption and Amendment of Equity Compensation Plans

On September 1, 2009, Accenture plc and Accenture Ltd entered into an Assumption and General Amendment Agreement (the “Assumption Agreement”) pursuant to which Accenture Ltd assigned to Accenture plc, and Accenture plc assumed, the following equity incentive plans of Accenture Ltd, including all award or grant documents or agreements thereunder: the 2001 Share Incentive Plan and the 2001 Employee Share Purchase Plan.

All awards or grants under the equity incentive plans continue to be exercisable, issuable, held, available or vest upon the same terms and conditions as under the awards or grants prior to their assumption by Accenture plc, except that upon the exercise, issuance, holding, availability or vesting of those awards or grants, Accenture plc Class A ordinary shares are now issuable or available, or benefits or other amounts determined, in lieu of Accenture Ltd Class A common shares.

This Assumption Agreement is effective as of immediately prior to the effective time of the Transaction (as such term is defined in Item 8.01 below).

The Assumption Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Assumption and Amendment of Certain Agreements related to Accenture plc Class X ordinary shares

Accenture plc, as successor to Accenture Ltd, has agreed with the original holders of Accenture SCA Class I common shares and Accenture Canada Holdings Inc. exchangeable shares not to redeem any Class X ordinary share of such holder if the redemption would reduce the number of Class X ordinary shares held by that holder to a number that is less than the number of Accenture SCA Class I common shares or Accenture Canada Holdings Inc. exchangeable shares owned by that holder.

With respect to the Accenture Canada Holdings Inc. exchangeable shares, Accenture plc has entered into the First Supplemental Agreement to Support Agreement with Accenture Ltd and Accenture Canada Holdings Inc., dated September 1, 2009 and the First Supplemental Agreement to Exchange Trust Agreement with Accenture Ltd, Accenture Canada Holdings Inc. and Accenture Inc., dated September 1, 2009, which are filed as Exhibits 10.2 and 10.3, respectively, to this Current Report on Form 8-K and are incorporated by reference herein.

Also related to the exchange of Accenture plc Class X ordinary shares for Accenture SCA Class I common shares and Accenture Canada Holdings Inc. exchangeable shares, Accenture plc entered into an Assumption Agreement of the Amended and Restated Voting Agreement, dated September 1, 2009 (the “Amended Voting Agreement Assumption”), pursuant to which it assumed all rights and obligations of Accenture Ltd under the Amended and Restated Voting Agreement, dated as of February 3, 2005. The Amended Voting Agreement Assumption is filed as Exhibit 10.4 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 3.02	Unregistered Sales of Equity Securities

On September 1, 2009, pursuant to the Transaction, each holder of Accenture Ltd Class A common shares outstanding immediately before the Transaction received one Accenture plc Class A ordinary share, in exchange for each outstanding Class A common share of Accenture Ltd (or, in the case of fractional interests in Class A common shares, cash), and each holder of Accenture Ltd Class X common shares outstanding immediately before the Transaction received one Accenture plc Class X ordinary share, in exchange for each outstanding Accenture Ltd Class X common share.

In connection with the Transaction, Accenture plc issued a total of approximately 622,956,209 Accenture plc Class A ordinary shares and 89,918,808 Accenture plc Class X ordinary shares (excluding Accenture plc Class A ordinary shares issued in exchange for Accenture Ltd Class A common shares held by subsidiaries of Accenture Ltd) to the holders of Accenture Ltd Class A common shares and Class X common shares, respectively, immediately prior to the effective time of the Transaction. The terms and conditions of the Scheme of Arrangement (as such term is defined below in Item 8.01) resulting in the issuance of the securities were sanctioned by the Supreme Court of Bermuda, after a hearing upon that scheme at which all Accenture Ltd shareholders had a right to appear and of which adequate notice had been given. The issuance was exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 3(a)(10) of the Securities Act.

Item 3.03	Material Modification of Rights of Security Holders

The information included under Item 5.03 and Item 8.01 is incorporated by reference herein.

Item 5.01	Change in Control of Registrant

The description of the Transaction under Item 8.01 is incorporated by reference herein.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As of September 1, 2009, following the completion of the Transaction, the directors and executive officers of Accenture Ltd immediately prior to the Transaction became the directors and executive officers of Accenture plc. Accenture Ltd’s directors carry their terms of office over to the Accenture plc Board of Directors. The Board of Directors of Accenture plc is divided into three classes serving staggered three-year terms. The current class I, II and III terms will expire at the 2011, 2012 and 2010 annual general meetings, respectively.

In connection with the completion of the Transaction, Accenture International Sàrl, an indirect subsidiary of Accenture plc, has entered into indemnification agreements with each of the directors of Accenture plc that provide for indemnification and expense advancement and include related provisions intended to facilitate the indemnitee’s receipt of such benefits. A form of the indemnification agreement is filed as Exhibit 10.5 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On September 1, 2009, in connection with and effective upon completion of the Transaction, the rights of shareholders of Accenture plc will be governed by its memorandum and articles of association. The summary of the material terms of the memorandum and articles of association and the comparison of the rights of shareholders under those documents described under the headings “Description of Accenture plc Share Capital” and “Comparison of Rights of Shareholders and Powers of the Board of Directors” in Accenture Ltd’s definitive proxy statement dated June 24, 2009 and filed with the Securities and Exchange Commission (the “Commission”) on June 24, 2009 is incorporated by reference herein. The complete text of the memorandum and articles of association of Accenture plc is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated by reference herein. The summary of the memorandum and articles of association of Accenture plc is qualified in its entirety by reference to Exhibit 3.1.

Item 8.01	Other Events

THE TRANSACTION

On September 1, 2009, Accenture Ltd and Accenture plc completed a transaction effected by way of a scheme of arrangement under Bermuda law (the “Scheme of Arrangement”) pursuant to which each holder of Accenture Ltd Class A common shares or Class X common shares outstanding immediately prior to the effectiveness of the Scheme of Arrangement received one Accenture plc Class A ordinary share or Class X ordinary share in exchange for each outstanding Accenture Ltd Class A common share or Class X common share, as applicable, and cash for any fractional shares (the “Transaction”). As a result of the Transaction, Accenture Ltd became a direct, wholly-owned subsidiary of Accenture plc. On September 1, 2009, Accenture plc issued a press release announcing the completion of the Transaction. The press release is attached as Exhibit 99.1.

Prior to the Transaction, the Accenture Ltd Class A common shares were registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and listed on the New York Stock Exchange (“NYSE”) under the symbol “ACN” and the Accenture Ltd Class X common shares were registered pursuant to Section 12(g) of the Exchange Act. As a result of the Transaction, all of the Accenture Ltd Class A and Class X common shares were cancelled and holders thereof received Accenture plc Class A and Class X ordinary shares, as applicable, on a one-for-one basis (or, in the case of fractional interests in Class A common shares, cash). Accordingly, Accenture Ltd requested that the NYSE file with the Commission a Form 25 to remove the Accenture Ltd Class A common shares from listing on the NYSE. Accenture Ltd expects to file a Form 15 with the Commission to terminate the registration of the Accenture Ltd Class A and Class X common shares and suspend its reporting obligations under Sections 13 and 15(d) of the Exchange Act.

Pursuant to Rule 12g-3(a) promulgated under the Exchange Act, the Accenture plc Class A ordinary shares are deemed registered under Section 12(b) of the Exchange Act. The Accenture plc Class X ordinary shares are deemed registered under Section 12(g) of the Exchange Act pursuant to a separately filed Current Report on Form 8-K. The Accenture plc Class A ordinary shares have been approved for listing on the NYSE and began trading under the symbol “ACN,” the same symbol under which the Accenture Ltd Class A common shares previously traded, on September 1, 2009.

DESCRIPTION OF ACCENTURE PLC SHARE CAPITAL

The following description of our share capital is a summary. For the purposes of the following description, references to the terms “Accenture,” “we,” “our Company,” “our” and “us” refer to Accenture plc and its subsidiaries. This summary is not complete and is subject to the complete text of Accenture plc’s memorandum and articles of association, which is filed as Exhibit 3.1 to this Current Report on Form 8-K and incorporated by reference herein. We encourage you to read this document carefully.

Capital Structure

Authorized Share Capital. The authorized share capital of Accenture plc is €40,000 and US$517,500 divided into 40,000 ordinary shares with a nominal value of €1 per share, 20,000,000,000 Class A ordinary shares with a nominal value of US$0.0000225 per share, 1,000,000,000 Class X ordinary shares with a nominal value of US$0.0000225 per share and 2,000,000,000 undesignated shares with a nominal value of US$0.0000225 per share. The authorized share capital includes 40,000 ordinary shares with a nominal value of €1 per share in order to satisfy statutory requirements for all Irish public limited companies commencing operations.

Accenture plc has the authority to issue authorized but unissued Class A ordinary shares, Class X ordinary shares or undesignated shares. The undesignated shares may be designated and issued as preferred shares, without further vote or action by our shareholders up to the maximum number authorized.

The authorized share capital may be increased or reduced by way of an ordinary resolution of Accenture plc’s shareholders. The shares comprising the authorized share capital of Accenture plc may be divided into shares of such nominal value as the resolution shall prescribe.

As a matter of Irish law, the directors of a company may issue authorized but unissued new ordinary or preferred shares without shareholder approval once authorized to do so by the articles of association of the company or by an ordinary resolution adopted by the shareholders at a general meeting. An ordinary resolution requires over 50% of the votes of a company’s shareholders cast at a general meeting. The authority conferred can be granted for a maximum period of five years, at which point it must be renewed by the shareholders of the company by an ordinary resolution. Because of this requirement of Irish law, the articles of association of Accenture plc authorize the Board of Directors of Accenture plc to issue new ordinary or preferred shares without shareholder approval for a period of five years from the date of Accenture plc’s incorporation on June 10, 2009.

The rights and restrictions to which the ordinary shares are subject are prescribed in Accenture plc’s articles of association. Accenture plc’s articles of association entitle the Board of Directors, without shareholder approval, to determine the terms of the undesignated shares issued by Accenture plc. The Accenture plc Board of Directors is authorized, without obtaining any vote or consent of the holders of any class or series of shares unless expressly provided by the terms of that class or series of shares, to provide from time to time for the issuance of other classes or series of preferred shares through the issue of the authorized but unissued undesignated shares and to establish the characteristics of each class or series, including the number of shares, designations, relative voting rights, dividend rights, liquidation and other rights, redemption, repurchase or exchange rights and any other preferences and relative, participating, optional or other rights and limitations not inconsistent with applicable law.

Irish law does not recognize fractional shares held of record; accordingly, Accenture plc’s articles of association do not provide for the issuance of fractional Accenture plc shares and the official Irish register of Accenture plc will not reflect any fractional shares.

Under Irish law and the memorandum and articles of association of Accenture plc there are no limitations on the right of nonresidents of Ireland or owners who are not citizens of Ireland to hold or vote shares of Accenture plc.

Issued Share Capital. Immediately prior to the Transaction, the issued share capital of Accenture plc was €40,000, comprised of 40,000 ordinary shares, with nominal value of €1 per share (the “Euro Share Capital”). In connection with the consummation of the Transaction, the Euro Share Capital was acquired by Accenture plc and was then cancelled by Accenture plc. Accenture plc issued approximately 622,956,209 Class A ordinary shares and 89,918,808 Class X ordinary shares (excluding 54,063,554 Accenture plc Class A ordinary shares issued in respect of Accenture Ltd Class A common shares held by subsidiaries of Accenture Ltd), each with a nominal value of US$0.0000225, equal to the number of whole Accenture Ltd Class A and Class X common shares that were cancelled as part of the Transaction. Accenture plc Class A and Class X ordinary shares issued pursuant to the Transaction are fully paid and non-assessable. There are no ordinary shares of €1.00 or undesignated shares of US$0.0000225 in issue.

Pre-emption Rights, Share Warrants and Share Options

Certain statutory pre-emption rights apply automatically in favor of Accenture plc shareholders where shares in Accenture plc are to be issued for cash. However, Accenture plc has opted out of these pre-emption rights in its articles of association as permitted under Irish law. Because Irish law requires this opt-out to be renewed every five years by a special resolution of the shareholders, Accenture plc’s articles of association provide that this opt-out will lapse five years after the incorporation of Accenture plc on June 10, 2009. A special resolution requires not less than 75% of the votes of Accenture plc shareholders cast at a general meeting. If the opt-out is not renewed, shares issued for cash must be offered to pre-existing shareholders of Accenture plc pro rata to their existing shareholding before the shares can be issued to any new shareholders. The statutory pre-emption rights do not apply where shares are issued for non-cash consideration and do not apply to the issue of non-equity shares (that is, shares that have the right to participate only up to a specified amount in any income or capital distribution).

The articles of association of Accenture plc provide that, subject to any shareholder approval requirement under any laws, regulations or the rules of any stock exchange to which Accenture plc is subject, the Board of Directors is authorized, from time to time, in its discretion, to grant such persons, for such periods and upon such terms as the Board of Directors deems advisable, options to purchase such number of shares of any class or classes or of any series of any class as the Board of Directors may deem advisable, and to cause warrants or other appropriate instruments evidencing such options to be issued. The Irish Companies Acts provide that directors may issue share warrants or options without shareholder approval once authorized to do so by the articles of association or an ordinary resolution of shareholders. The Board of Directors may issue shares upon exercise of warrants or options without shareholder approval or authorization.

Accenture plc is subject to the rules of the NYSE that require shareholder approval of certain share issuances.

Dividends

Under Irish law, dividends and distributions may only be made from distributable reserves. Distributable reserves, broadly, means the accumulated realized profits of Accenture plc less accumulated realized losses of Accenture plc. At incorporation, there were no “distributable reserves.” No dividend may be made unless the net assets of Accenture plc are equal to, or in excess of, the aggregate of Accenture plc’s called up share capital plus undistributable reserves and the distribution does not reduce Accenture plc’s net assets below such aggregate. Undistributable reserves include the share premium account, the capital redemption reserve fund and the amount by which Accenture plc’s accumulated unrealized profits, so far as not previously utilized by any capitalization, exceed Accenture plc’s accumulated unrealized losses, so far as not previously written off in a reduction or reorganization of capital.

The determination as to whether or not Accenture plc has sufficient distributable reserves to fund a dividend must be made by reference to “relevant accounts” of Accenture plc. The “relevant accounts” will be either the last set of unconsolidated annual audited financial statements or unaudited financial statements prepared in accordance with the Irish Companies Acts, which give a “true and fair view” of Accenture plc’s unconsolidated financial position and accord with accepted accounting practice. The relevant accounts must be filed in the Companies Registration Office (the official public registry for companies in Ireland).

We received the approval of Accenture Ltd’s shareholders at the August 5, 2009 shareholder meetings to approve a reduction of the share premium account (similar to additional paid-in capital) of Accenture plc to establish distributable reserves of Accenture plc. Before the transaction, the previous shareholders of Accenture plc (Accenture Ltd and its nominees) passed a resolution to approve the reduction of the share premium account of Accenture plc. We are currently in the process of seeking the approval of the Irish High Court, which is required for the reduction of the share premium account to be effective and for the distributable reserves to be created.

The mechanism as to who declares a dividend and when a dividend shall become payable is governed by the articles of association of Accenture plc. Accenture plc’s articles of association authorize the directors to declare such dividends as appear justified from the profits of Accenture plc without the approval of the shareholders at a general meeting. The Board of Directors may also recommend a dividend to be approved and declared by the shareholders at a general meeting. Although the shareholders may direct that the payment be made by distribution of assets, shares or cash, no dividend issued may exceed the amount recommended by the directors. The dividends can be declared and paid in the form of cash or non-cash assets.

The directors of Accenture plc may deduct from any dividend payable to any member all sums of money (if any) payable by such member to Accenture plc in relation to the Accenture plc ordinary shares.

The directors of Accenture plc are also entitled to issue shares with preferred rights to participate in dividends declared by Accenture plc in one or more series and to fix the rights, preferences, privileges and restrictions attaching to those shares, including dividend rights, conversion rights, voting rights, redemption terms and prices, liquidation preferences and the numbers of shares constituting any series and the designation of any series, without further vote or action by the shareholders. The holders of such preferred shares may, depending on their terms, be entitled to claim arrears of a declared dividend out of subsequently declared dividends in priority to ordinary shareholders.

Any series of preferred shares could, as determined by Accenture plc’s Board of Directors at the time of issuance, rank senior to the Accenture plc ordinary shares with respect to dividends, voting rights, redemption and/or liquidation rights. These preferred shares are of the type commonly known as “blank-check” preferred stock.

Holders of Accenture plc Class X ordinary shares are not entitled to receive dividends and are not entitled to be paid any amount upon a winding-up of Accenture plc.

Share Repurchases, Redemptions and Conversions

Overview

Article 5(b)(iv) of Accenture plc’s articles of association provides that any ordinary share which Accenture plc has acquired or agreed to acquire shall be deemed to be a redeemable share. Accordingly, for Irish law purposes, the repurchase of ordinary shares by Accenture plc will technically be effected as a redemption of those shares as described below under “—Repurchases and Redemptions by Accenture plc.” If the articles of association of Accenture plc did not contain Article 5(b)(iv), repurchases by Accenture plc would be subject to many of the same rules that apply to purchases of Accenture plc shares by subsidiaries described below under “—Purchases by Subsidiaries of Accenture plc,” including the shareholder approval requirements described below and the requirement that any on-market purchases be effected on a “recognized stock exchange.” Except where otherwise noted, when we refer elsewhere in this Description of Accenture plc Share Capital to repurchasing or buying back Accenture plc Class A or Class X ordinary shares, we are referring to the redemption of ordinary shares by Accenture plc pursuant to Article 5(b)(iv) of the articles of association or the purchase of Accenture plc ordinary shares by a subsidiary of Accenture plc, in each case in accordance with the Accenture plc articles of association and Irish law as described below.

Repurchases and Redemptions by Accenture plc

Under Irish law, a company can issue redeemable shares and redeem them out of distributable reserves (which are described above under “—Dividends”) or the proceeds of a new issue of shares for that purpose. The issue of redeemable shares may only be made by Accenture plc where the nominal value of the issued share capital that is not redeemable is not less than 10% of the nominal value of the total issued share capital of Accenture plc. All redeemable shares must also be fully paid and the terms of redemption of the shares must provide for payment on redemption. Redeemable shares may, upon redemption, be cancelled or held in treasury. Shareholder approval will not be required to redeem Accenture plc shares, and these shares are redeemable at the option of Accenture plc.

The Board of Directors of Accenture plc will also be entitled to issue preferred shares which may be redeemed at the option of either Accenture plc or the shareholder, depending on the terms of such preferred shares.

Repurchased and redeemed Class A ordinary shares may be cancelled or held as treasury shares. The nominal value of treasury shares held by Accenture plc at any time must not exceed 10% of the nominal value of the issued share capital of Accenture plc. While Accenture plc holds shares as treasury shares, it cannot exercise any voting rights in respect of those shares. Treasury shares may be cancelled by Accenture plc or re-issued subject to certain conditions.

Purchases by Subsidiaries of Accenture plc

Under Irish law, it may be permissible for an Irish or non-Irish subsidiary to purchase Accenture plc shares either on-market or off-market. A general authority of the shareholders of Accenture plc is required to allow a subsidiary of Accenture plc to make on-market purchases of Accenture plc shares; however, as long as this general authority has been granted, no specific shareholder authority for a particular on-market purchase by a subsidiary of Accenture plc shares is required. We expect that Accenture plc will seek to renew such general authority, which must expire no later than 18 months after the date on which it was granted, at the first annual general meeting of Accenture plc in 2010 and at subsequent annual general meetings. In order for a subsidiary of Accenture plc to make an on-market purchase of Accenture plc’s shares, such shares must be purchased on a “recognized stock exchange.”

The NYSE, on which the Accenture plc Class A ordinary shares are listed, is not currently specified as a recognized stock exchange for this purpose by Irish law. We understand, however, that it is likely that the Irish authorities will take appropriate steps in the near future to add the NYSE to the list of recognized stock exchanges. For an off-market purchase by a subsidiary of Accenture plc, the proposed purchase contract must be authorized by special resolution of the shareholders of Accenture plc before the contract is entered into. The person whose shares are to be bought back cannot vote in favor of the special resolution and, for at least 21 days prior to the special resolution, the purchase contract must be on display or must be available for inspection by shareholders at the registered office of Accenture plc.

The number of shares held by the subsidiaries of Accenture plc at any time will count as treasury shares for the purposes of the permitted treasury share threshold of 10% of the nominal value of the issued share capital of Accenture plc. While a subsidiary holds Accenture plc shares, it cannot exercise any voting rights in respect of those shares. The acquisition of the Accenture plc shares by a subsidiary must be funded out of distributable reserves of the subsidiary.

Existing Share Repurchase Program

Because repurchases of Accenture plc shares by Accenture plc will technically be effected as a redemption of those shares pursuant to Article 5(b)(iv) of the articles of association, separate shareholder approval for such repurchases will not be required.

However, because purchases of Accenture plc shares by subsidiaries of Accenture plc may be made only on a “recognized stock exchange” and only if the required shareholder approval has been obtained, we expect that the shareholder authorization for purchases by subsidiaries of Accenture plc described above will be effective as of the date on which the NYSE becomes a recognized stock exchange for this purpose.

Bonus Shares

Under Accenture plc’s articles of association, the Board of Directors may resolve to capitalize any amount credited to any reserve or fund available for distribution or the share premium account of Accenture plc for issuance and distribution to shareholders as fully paid bonus shares on the same basis of entitlement as would apply in respect of a dividend distribution.

Consolidation and Division; Subdivision

Under its articles of association, Accenture plc may by ordinary resolution of its Class A and Class X ordinary shareholders, voting as a single class, consolidate and divide all or any of its share capital into shares of larger nominal value than its existing shares or subdivide its shares into smaller amounts than is fixed by its articles of association.

Reduction of Share Capital

Accenture plc may, by ordinary resolution, reduce its authorized share capital. Accenture plc also may, by special resolution and subject to confirmation by the Irish High Court, reduce or cancel its issued share capital.

Meetings of Shareholders

Accenture plc is required to hold an annual general meeting within eighteen months of incorporation and at intervals of no more than fifteen months thereafter, provided that an annual general meeting is held in each calendar year following the first annual general meeting, no more than nine months after Accenture plc’s fiscal year-end. The first annual general meeting of Accenture plc may be held outside Ireland. Thereafter, any annual general meeting may be held outside Ireland if a resolution so authorizing has been passed at the preceding annual general meeting. Because of the fifteen-month requirement described in this paragraph, Accenture plc’s articles of association include a provision reflecting this requirement of Irish law. At any annual general meeting only such business shall be conducted as shall have been brought before the meeting (a) by or at the direction of the Board of Directors or (b) by any member entitled to vote at such meeting who complies with the procedures set forth in the articles of association.

Extraordinary general meetings of Accenture plc may be convened by (i) the Board of Directors, (ii) on requisition of the shareholders holding not less than 10% of the paid up share capital of Accenture plc carrying voting rights or (iii) on requisition of Accenture plc’s auditors. Extraordinary general meetings are generally held for the purposes of approving shareholder resolutions of Accenture plc as may be required from time to time. At any extraordinary general meeting only such business shall be conducted as is set forth in the notice thereof.

Notice of a general meeting must be given to all shareholders of Accenture plc and to the auditors of Accenture plc. The minimum notice periods under Irish law are 21 days’ notice in writing for an annual general meeting or an extraordinary general meeting to approve a special resolution and 14 days’ notice in writing for any other extraordinary general meeting. Accenture plc’s articles of association provide a minimum notice period of 30 days for an annual general meeting and 21 days for an extraordinary general meeting to approve a special resolution to approximate the equivalent provisions of Accenture Ltd’s bye-laws. Accenture plc’s articles of association provide for a minimum notice period of 14 days’ notice for all other extraordinary general meetings reflecting these requirements of Irish law.

In the case of an extraordinary general meeting convened by shareholders of Accenture plc, the proposed purpose of the meeting must be set out in the requisition notice. The requisition notice can contain any resolution. Upon receipt of this requisition notice, the Board of Directors has 21 days to convene a meeting of Accenture plc’s shareholders to vote on the matters set out in the requisition notice. This meeting must be held within two months of the receipt of the requisition notice. If the Board of Directors does not convene the meeting within such 21-day period, the requisitioning shareholders, or any of them representing more than one half of the total voting rights of all of them, may themselves convene a meeting, which meeting must be held within three months of the receipt of the requisition notice.

The only matters which must, as a matter of Irish law, be transacted at an annual general meeting are the presentation of the annual accounts, balance sheet and reports of the directors and auditors, the appointment of auditors and the fixing of the auditor’s remuneration (or delegation of same). If no resolution is made in respect of the reappointment of an auditor at an annual general meeting, the previous auditor will be deemed to have continued in office.

If the directors become aware that the net assets of Accenture plc are half or less of the amount of Accenture plc’s share capital and share premium, the directors of Accenture plc must convene an extraordinary general meeting of Accenture plc’s shareholders not later than 28 days from the date that they learn of this fact. This meeting must be convened for the purposes of considering whether any, and if so what, measures should be taken to address the situation.

Directors

The articles of association of Accenture plc provide for a Board of Directors that is divided into three classes serving staggered three-year terms. Directors are elected by the affirmative vote of a majority of the votes cast by shareholders. Shareholders do not have cumulative voting rights. Accordingly, the holders of a majority of the voting rights attaching to the Accenture plc Class A and Class X ordinary shares will, as a practical matter, be entitled to control the election of all directors. At each annual general meeting, directors will be elected for a full term of three years to succeed those directors of the relevant class whose terms are expiring. Any nominee for director who does not receive a majority of the votes cast is not elected to the Board of Directors. Holders of Class A and Class X ordinary shares are entitled to one vote per each such share at all meetings at which directors are elected. Accenture plc’s articles of association provide for a minimum number of directors of eight. If at any time the number of directors falls below the minimum, the remaining directors may act only for the purposes of appointing additional directors to satisfy the requirements of the articles of association with respect to the minimum number of directors.

Accenture plc’s articles of association provide that a director may be removed with or without cause at the request of not less than 75% of the other directors.

Voting

All votes at a general meeting will be decided by way of poll. Every shareholder shall on a poll have one vote for each Class A or Class X ordinary share that he or she holds as of the record date for the meeting (and, except as otherwise provided by the Irish Companies Acts or Accenture plc’s memorandum and articles of association, the holders of Class A and Class X ordinary shares shall vote as a single class). Voting rights on a poll may be exercised by shareholders registered in Accenture plc’s share register as of the record date for the meeting or by a duly appointed proxy of such a registered shareholder, which proxy need not be a shareholder. All proxies must be appointed in the manner prescribed by Accenture plc’s articles of association. The articles of association of Accenture plc permit the appointment of proxies by the shareholders to be notified to Accenture plc electronically.

Except where a greater majority is required by Irish law or Accenture plc’s memorandum and articles of association, any question proposed for consideration at any general meeting of Accenture plc or of any class of shareholders shall be decided by a simple majority of the votes cast by shareholders entitled to vote at such meeting.

In accordance with the articles of association of Accenture plc, the directors of Accenture plc may from time to time cause Accenture plc to issue preferred shares. These preferred shares may have such voting rights as may be specified in the terms of such preferred shares (e.g., they may carry more votes per share than ordinary shares or may entitle their holders to a class vote on such matters as may be specified in the terms of the preferred shares).

Treasury shares and shares of Accenture plc held by subsidiaries of Accenture plc will not be entitled to vote at general meetings of shareholders.

Irish law requires “special resolutions” of the shareholders at a general meeting to approve certain matters. A special resolution requires not less than 75% of the votes cast of Accenture plc’s shareholders at a general meeting. This may be contrasted with “ordinary resolutions,” which require a simple majority of the votes of Accenture plc’s shareholders cast at a general meeting. Examples of matters requiring special resolutions include:

•	Amending the objects of Accenture plc;

•	Amending the articles of association of Accenture plc;

•	Approving the change of name of Accenture plc;

•	Authorizing the entering into of a guarantee or provision of security in connection with a loan, quasi-loan or credit transaction to a director or connected person;

•	Opting out of pre-emption rights on the issuance of new shares;

•	Re-registration of Accenture plc from a public limited company as a private company;

•	Purchase of own shares off-market;

•	Reduction of share capital;

•	Resolving that Accenture plc be wound up by the Irish courts;

•	Resolving in favor of a shareholders’ voluntary winding-up;

•	Re-designation of shares into different share classes;

•	Setting the re-issue price of treasury shares; and

•	Mergers with companies incorporated in the European Union (as described below).

A scheme of arrangement with one or more classes of shareholders requires a court order from the Irish High Court and the approval of: (1) not less than 75% by value of the voting members of each class of shares participating in the scheme of arrangement; and (2) more than 50% in number of the voting members of each class of shares participating in the scheme of arrangement, at a meeting called to approve the scheme.

Variation of Rights Attaching to a Class or Series of Shares

Variation of all or any special rights attached to any class of Accenture plc shares is addressed in the articles of association of Accenture plc as well as the Irish Companies Acts. Any variation by Accenture plc of class rights attaching to the issued Accenture plc shares must also be approved by a special resolution of the shareholders of the class affected or by the written consent of the holders of not less than 75% of the shareholders of the class affected.

Amendment of Governing Documents

Irish companies may only alter their memorandum and articles of association by the passing of a special resolution of shareholders. In addition, Paragraph 6 of the memorandum of association of Accenture plc provides that any amendment to that paragraph and to the provisions of Accenture plc’s articles of association relating to mergers, any sale, lease or exchange by Accenture plc of all or substantially all of its property or assets and the appointment and removal of directors, which are not approved by Accenture plc’s Board of Directors, must be approved by shareholders holding not less than 80% of Accenture plc’s issued and outstanding voting shares.

Quorum for General Meetings

The presence of two shareholders, in person or by proxy and having the right to attend and vote at the meeting, and of the holders of more than 50% of the Accenture plc ordinary shares outstanding constitutes a quorum for the conduct of business (provided that, if Accenture plc has only one shareholder, one shareholder present in person or by proxy will constitute a quorum). No business may take place at a general meeting of Accenture plc if a quorum is not present in person or by proxy. The Board of Directors has no authority to waive quorum requirements stipulated in the articles of association of Accenture plc. Abstentions and broker “non-votes” will be counted as present for purposes of determining whether there is a quorum in respect of the proposals. A broker “non-vote” occurs when a nominee (such as a broker) holding shares for a beneficial owner abstains from voting on a particular proposal because the nominee does not have discretionary voting power for that proposal and has not received instructions from the beneficial owner on how to vote those shares.

Inspection of Books and Records

Under Irish law, shareholders have the right to: (i) receive a copy of the memorandum and articles of association of Accenture plc and any act of the Irish Government which alters the memorandum of association of Accenture plc; (ii) inspect and obtain copies of the minutes of general meetings and resolutions of Accenture plc; (iii) inspect and receive a copy of the register of shareholders, register of directors and secretaries, register of directors’ interests and other statutory registers maintained by Accenture plc; (iv) receive copies of balance sheets and directors’ and auditors’ reports which have previously been sent to shareholders prior to an annual general meeting; and (v) receive balance sheets of a subsidiary company of Accenture plc which have previously been sent to shareholders prior to an annual general meeting for the preceding ten years. The auditors of Accenture plc will also have the right to inspect all books, records and vouchers of Accenture plc. The auditors’ report must be circulated to the shareholders with Accenture plc’s Irish Financial Statements 21 days before the annual general meeting and must be read to the shareholders at Accenture plc’s annual general meeting.

Accenture plc’s Board of Directors has adopted a resolution providing that its shareholders have the right to inspect, at a principal place of business in the United States, copies of certain of our books and records, including shareholder names, addresses, and shareholdings in accordance with the terms set forth in the Model Business Corporation Act, as that act may be amended from time to time. If the Model Business Corporation Act does not provide access to the shareholder names, addresses, and shareholdings, these books and records will be made available for inspection by our shareholders for purposes properly related to their status as shareholders.

Acquisitions

There are a number of mechanisms for acquiring an Irish public limited company, including:

(a)	a court-approved scheme of arrangement under the Irish Companies Acts. A scheme of arrangement with one or more classes of shareholders requires a court order from the Irish High Court and the approval of: (1) not less than 75% by value of the voting members of each class of shares participating in the scheme of arrangement; and (2) more than 50% in number of the voting members of each class of shares participating in the scheme of arrangement, at a meeting called to approve the scheme;

(b)	through a tender offer by a third party for all of the Accenture plc shares. Where the holders of 80% or more of a class of Accenture plc’s shares have accepted an offer for their shares in Accenture plc, the remaining shareholders in that class may be statutorily required to also transfer their shares. If the bidder does not exercise its “squeeze out” right, then the non-accepting shareholders in that class also have a statutory right to require the bidder to acquire their shares on the same terms. If Accenture plc shares were listed on the Irish Stock Exchange or another regulated stock exchange in the EU, this threshold would be increased to 90%; and

(c)	it is also possible for Accenture plc to be acquired by way of a merger with an EU-incorporated public company under the EU Cross Border Merger Directive 2005/56. Such a merger must be approved by a special resolution. If Accenture plc is being merged with another EU public company under the EU Cross Border Merger Directive 2005/56 and the consideration payable to Accenture plc’s shareholders is not all in the form of cash, Accenture plc’s shareholders may be entitled to require their shares to be acquired at fair value.

Under Irish law, there is no requirement for a company’s shareholders to approve a sale, lease or exchange of all or substantially all of a company’s property and assets. However, Accenture plc’s articles of association provide that the approval of (i) the Board of Directors by a resolution passed with the approval of a majority of those directors then in office and eligible to vote on that resolution and (ii) a shareholder resolution passed by a majority of votes cast on the relevant record date is required to approve a sale, lease or exchange of all or substantially all of its property or assets.

Appraisal Rights

Generally, under Irish law, shareholders of an Irish company do not have appraisal rights. Under the EC (Cross-Border Mergers) Regulations 2008 governing the merger of an Irish public limited company and a company incorporated in the European Economic Area, a shareholder (a) who voted against the special resolution approving the merger or (b) of a company in which 90% of the shares is held by the other company the party to the merger of the transferor company, has the right to request that the company acquire its shares for cash.

Disclosure of Interests in Shares

Under the Irish Companies Acts, there is a notification requirement for shareholders who acquire or cease to be interested in 5% of any class of voting shares of an Irish public limited company. A shareholder of Accenture plc must therefore make such a notification to Accenture plc if as a result of a transaction the shareholder will be interested in 5% or more of the Accenture plc Class A ordinary shares or 5% or more of the Accenture plc Class X ordinary shares; or if as a result of a transaction a shareholder who was interested in more than 5% of the relevant class of Accenture plc shares ceases to be so interested. Where a shareholder is interested in more than 5% of the Accenture plc Class A ordinary shares or 5% or more of the Accenture plc Class X ordinary shares, any alteration of his or her interest that brings his or her total holding through the nearest whole percentage number, whether an increase or a reduction, must be notified to Accenture plc. The relevant percentage figure is calculated by reference to the aggregate nominal value of the shares in which the shareholder is interested as a proportion of the entire nominal value of the relevant class of share capital. Where the percentage level of the shareholder’s interest does not amount to a whole percentage this figure may be rounded down to the next whole number. All such disclosures should be notified to Accenture plc within 5 business days of the transaction or alteration of the shareholder’s interests that gave rise to the requirement to notify. Where a person fails to comply with the notification requirements described above no right or interest of any kind whatsoever in respect of any shares in Accenture plc concerned, held by such person, shall be enforceable by such person, whether directly or indirectly, by action or legal proceeding. However, such person may apply to the court to have the rights attaching to the shares concerned reinstated.

In addition to the above disclosure requirement, Accenture plc, under the Irish Companies Acts, may by notice in writing require a person whom Accenture plc knows or has reasonable cause to believe to be, or at any time during the three years immediately preceding the date on which such notice is issued, to have been interested in shares comprised in Accenture plc’s relevant share capital to: (a) indicate whether or not it is the case, and (b) where such person holds or has during that time held an interest in the Accenture plc shares, to give such further information as may be required by Accenture plc including particulars of such person’s own past or present interests in Accenture plc shares. Any information given in response to the notice is required to be given in writing within such reasonable time as may be specified in the notice.

Where such a notice is served by Accenture plc on a person who is or was interested in Accenture plc shares and that person fails to give Accenture plc any information required within the reasonable time specified, Accenture plc may apply to court for an order directing that the affected shares be subject to certain restrictions. Under the Irish Companies Acts, the restrictions that may be placed on the shares by the court are as follows:

(a)	any transfer of those shares, or in the case of unissued shares any transfer of the right to be issued with shares and any issue of shares, shall be void;

(b)	no voting rights shall be exercisable in respect of those shares;

(c)	no further shares shall be issued in right of those shares or in pursuance of any offer made to the holder of those shares; and

(d)	no payment shall be made of any sums due from Accenture plc on those shares, whether in respect of capital or otherwise.

Where shares in Accenture plc are subject to these restrictions, the court may order the shares to be sold and may also direct that the shares shall cease to be subject to these restrictions.

Anti-Takeover Provisions

Accenture plc’s articles of association provide that any merger of Accenture plc and another company requires the approval of (i) the Board of Directors by a resolution passed with the approval of a majority of those directors then in office and eligible to vote on that resolution and (ii) an ordinary resolution of shareholders in addition to any other sanction required by applicable law, such as the EC (Cross-Border Mergers) Regulations 2008 described above.

Irish Takeover Rules and Substantial Acquisition Rules

A transaction by virtue of which a third party is seeking to acquire 30% or more of the voting rights of Accenture plc will be governed by the Irish Takeover Panel Act 1997 and the Irish Takeover Rules made thereunder and will be regulated by the Irish Takeover Panel. The “General Principles” of the Irish Takeover Rules and certain important aspects of the Irish Takeover Rules are described below.

General Principles

The Irish Takeover Rules are built on the following General Principles which will apply to any transaction regulated by the Irish Takeover Panel:

•

in the event of an offer, all classes of shareholders of the target company should be afforded equivalent treatment and, if a person acquires control of a company, the other holders of securities must be protected;

•	the holders of securities in the target company must have sufficient time to allow them to make an informed decision regarding the offer;

•

the board of a company must act in the interests of the company as a whole. If the board of the target company advises the holders of securities in regards to the offer it must advise on the effects of the implementation of the offer on employment, employment conditions and the locations of the target company’s place of business;

•	false markets in the securities of the target company or any other company concerned by the offer must not be created;

•	a bidder can only announce an offer after ensuring that he or she can fulfill in full the consideration offered;

•

a target company may not be hindered longer than is reasonable by an offer for its securities. This is a recognition that an offer will disrupt the day-to-day running of a target company particularly if the offer is hostile and the board of the target company must divert its attention to resist the offer; and

•

a “substantial acquisition” of securities (whether such acquisition is to be effected by one transaction or a series of transactions) will only be allowed to take place at an acceptable speed and shall be subject to adequate and timely disclosure.

Mandatory Offer

If an acquisition of shares were to increase the aggregate holding of an acquirer and its concert parties to shares carrying 30% or more of the voting rights in Accenture plc, the acquirer and, depending on the circumstances, its concert parties would be mandatorily required (except with the consent of the Irish Takeover Panel) to make a cash offer for the remaining outstanding shares at a price not less than the highest price paid for the shares by the acquirer or its concert parties during the previous 12 months. This requirement would also be triggered by an acquisition of shares by a person holding (together with its concert parties) shares carrying between 30% and 50% of the voting rights in Accenture plc if the effect of such acquisition were to increase the percentage of the voting rights held by that person (together with its concert parties) by 0.05% within a 12 month period. A single holder (that is, a holder excluding any parties acting in concert with the holder) holding more than 50% of the voting rights of a company is not subject to this rule.

Voluntary Offer; Requirements to Make a Cash Offer and Minimum Price Requirements

A voluntary offer is an offer that is not a mandatory offer. If a bidder or any of its concert parties acquire Accenture plc shares of the same class as the shares the subject of the voluntary offer within the period of three months prior to the commencement of the offer period, the offer price must be not less than the highest price paid for Accenture plc shares of that class by the bidder or its concert parties during that period. The Irish Takeover Panel has the power to extend the “look back” period to 12 months if the Irish Takeover Panel, having regard to the General Principles, believes it is appropriate to do so.

If the bidder or any of its concert parties has acquired Accenture plc shares of the same class as the shares the subject of the voluntary offer (i) during the period of 12 months prior to the commencement of the offer period which represent more than 10% of the total shares the subject of the voluntary offer or (ii) at any time after the commencement of the offer period, the offer shall be in cash (or accompanied by a full cash alternative) and the price per share shall be not less than the highest price paid by the bidder or its concert parties for shares (of the class of shares the subject of the voluntary offer) during, in the case of (i), the period of 12 months prior to the commencement of the offer period and, in the case of (ii), the offer period. The Irish Takeover Panel may apply this rule to a bidder who, together with its concert parties, has acquired less than 10% of the total shares of the class of shares the subject of the offer in the 12 month period prior to the commencement of the offer period if the Panel, having regard to the General Principles, considers it just and proper to do so.

An offer period will generally commence from the date of the first announcement of the offer or proposed offer.

Substantial Acquisition Rules

The Irish Takeover Rules also contain rules governing substantial acquisitions of shares which restrict the speed at which a person may increase his or her holding of shares and rights over shares to an aggregate of between 15% and 30% of the voting rights of Accenture plc. Except in certain circumstances, an acquisition or series of acquisitions of shares or rights over shares representing 10% or more of the voting rights of Accenture plc is prohibited, if such acquisition(s), when aggregated with shares or rights already held, would result in the acquirer holding 15% or more but less than 30% of the voting rights of Accenture plc and such acquisitions are made within a period of seven days. These rules also require accelerated disclosure of acquisitions of shares or rights over shares relating to such holdings.

Frustrating Action

Under the Irish Takeover Rules, the Board of Directors of Accenture plc is not permitted to take any action which might frustrate an offer for the Accenture plc shares once the Board of Directors has received an approach which may lead to an offer or has reason to believe an offer is imminent except as noted below. Potentially frustrating actions such as (i) the issue of shares, options or convertible securities, (ii) material disposals, (iii) entering into contracts other than in the ordinary course of business or (iv) any action, other than seeking alternative offers, which may result in frustration of an offer, are prohibited during the course of an offer or at any time during which the Board of Directors has reason to believe an offer is imminent. Exceptions to this prohibition are available where:

(a)	the action is approved by Accenture plc’s shareholders at a general meeting; or

(b)	with the consent of the Irish Takeover Panel where:

(i)	the Irish Takeover Panel is satisfied the action would not constitute a frustrating action;

(ii)	the holders of at least 50% of the voting rights state in writing that they approve the proposed action and would vote in favor of it at a general meeting;

(iii)	in accordance with a contract entered into prior to the announcement of the offer; or

(iv)	the decision to take such action was made before the announcement of the offer and either has been at least partially implemented or is in the ordinary course of business.

Corporate Governance

The articles of association of Accenture plc allocate authority over the management of Accenture plc to the Board of Directors. The Board of Directors may then delegate management of Accenture plc to committees of the Board of Directors, executives or to a management team, but regardless, the directors will remain responsible, as a matter of Irish law, for the proper management of the affairs of Accenture plc. Accenture plc’s Board of Directors includes an Audit Committee, a Compensation Committee, a Nominating & Governance Committee and a Finance Committee. Accenture plc’s Board of Directors has also adopted Corporate Governance Guidelines from its predecessor Accenture Ltd. The Board of Directors may create new committees or change the responsibilities of existing committees from time to time.

Accenture plc’s Board of Directors has adopted resolutions, providing, among other things, that:

(a)	its directors and officers will occupy a fiduciary relationship with Accenture plc and our shareholders and these directors and officers, in performing their duties, will act in good faith in a manner that a director or officer believes to be in our best interest and in the best interest of our shareholders, as that standard of care is interpreted by the courts;

(b)	its shareholders may bring derivative proceedings on behalf of Accenture plc, if those derivative proceedings are brought on a basis and under the terms set forth in the Model Business Corporation Act as it is interpreted by, or required by, the courts; and

(c)	Accenture plc will consent to the jurisdiction, for any otherwise available cause of action by or on behalf of our shareholders, of all Delaware state courts and U.S. federal courts in Delaware.

Notwithstanding the passing of these resolutions, all substantive and procedural requirements of Irish law would have to be satisfied for any derivative proceedings or other legal actions to be brought in Ireland by a shareholder against Accenture plc or any of its directors or officers. In addition, there can be no assurance that Irish courts or courts in other jurisdictions would enforce court judgments obtained in the United States against Accenture plc or its directors in Ireland or in other countries where Accenture plc has assets.

Legal Name; Formation; Fiscal Year; Registered Office

The legal and commercial name of Accenture plc is Accenture public limited company. Accenture plc was incorporated in Ireland, as a public limited company on June 10, 2009 with company registration number 471706. Accenture plc’s fiscal year ends on August 31 and Accenture plc’s registered address is 1 Grand Canal Square, Grand Canal Harbour, Dublin 2, Ireland.

Duration; Dissolution; Rights upon Liquidation

Accenture plc’s duration is unlimited. Accenture plc may be dissolved at any time by way of either a voluntary winding up or a creditors’ voluntary winding up. In the case of a voluntary winding up, the approval is required by (i) the Board of Directors by a resolution passed with the approval of a majority of those directors then in office and eligible to vote on that resolution and (ii) a special resolution of shareholders. Accenture plc may also be dissolved by way of court order on the application of a creditor, or by the Companies Registration Office as an enforcement measure where Accenture plc has failed to file certain returns.

The rights of the shareholders to a return of Accenture plc’s assets on dissolution or winding up, following the settlement of all claims of creditors, may be prescribed in Accenture plc’s articles of association or the terms of any preferred shares issued by the directors of Accenture plc from time to time. The holders of preferred shares in particular may have the right to priority in a dissolution or winding up of Accenture plc. If the articles of association contain no specific provisions in respect of a dissolution or winding up then, subject to the priorities of any creditors, the assets will be distributed to shareholders in proportion to the paid-up nominal value of the shares held. Accenture plc’s articles provide that the Class A ordinary shareholders of Accenture plc are entitled to participate pro rata in a winding up, but their right to do so may be subject to the rights of any preferred shareholders to participate under the terms of any series or class of preferred shares. Class X ordinary shareholders of Accenture plc are not entitled to participate in a winding up.

Uncertificated Shares

Holders of Accenture plc ordinary shares will not have the right to require Accenture plc to issue certificates for their shares. Accenture plc currently intends to issue only uncertificated ordinary shares unless certificated shares are required by any stock exchange, a recognized depository, any operator of any clearance, settlement system or law.

Stock Exchange Listing

The Accenture plc Class A ordinary shares are listed on the NYSE under the symbol “ACN.” We do not intend to list the Accenture plc Class A ordinary shares on the Irish Stock Exchange or any other stock exchange. We do not intend to list the Accenture plc Class X ordinary shares on any stock exchange.

No Sinking Fund

The ordinary shares have no sinking fund provisions.

No Liability for Further Calls or Assessments

All issued and outstanding ordinary shares are duly and validly issued, fully paid and non-assessable.

Transfer and Registration of Shares

Accenture plc’s share register are maintained by its transfer agent. Registration in this share register will be determinative of membership in Accenture plc. A shareholder of Accenture plc who holds shares beneficially will not be the holder of record of such shares. Instead, the depository (for example, Cede & Co., as nominee for DTC) or other nominee will be the holder of record of such shares. Accordingly, a transfer of shares from a person who holds such shares beneficially to a person who also holds such shares beneficially through a depository or other nominee will not be registered in Accenture plc’s official share register, as the depository or other nominee will remain the record holder of such shares.

A written instrument of transfer is required under Irish law in order to register on Accenture plc’s official share register any transfer of shares (i) from a person who holds such shares directly to any other person, (ii) from a person who holds such shares beneficially to a person who holds such shares directly, or (iii) from a person who holds such shares beneficially to another person who holds such shares beneficially where the transfer involves a change in the depository or other nominee that is the record owner of the transferred shares. An instrument of transfer also is required for a shareholder who directly holds shares to transfer those shares into his or her own broker account (or vice versa). Such instruments of transfer may give rise to Irish stamp duty, which must be paid prior to registration of the transfer on Accenture plc’s official Irish share register.

Accenture plc does not intend to pay any stamp duty. However, Accenture plc’s articles of association allow Accenture plc, in its absolute discretion, to pay any stamp duty payable by a buyer. In the event of any such payment, Accenture plc may (i) seek reimbursement from the transferor or transferee (at our discretion), (ii) set-off the amount of the stamp duty against future dividends payable to the transferor or transferee (at our discretion), and (iii) impose a lien against the Accenture plc Class A ordinary shares on which we have paid stamp duty. Any transfer of Accenture plc Class A ordinary shares that is subject to Irish stamp duty will not be registered in the name of the buyer unless an instrument of transfer is executed by or on behalf of the seller, is duly stamped and is provided to our transfer agent.

Class X ordinary shares are not transferable by their holders, unless the Class X ordinary shareholder has received the prior written consent of Accenture plc to the proposed transfer to the proposed transferee.

The directors of Accenture plc have general discretion to decline to register an instrument of transfer unless the transfer is in respect of one class of share only or, as in the case of Class X ordinary shares, such transfer would violate the terms of an agreement to which Accenture plc or any of its subsidiaries and the transferor are subject.

Enforcement of Civil Liabilities Against Foreign Persons

Accenture plc has been advised by its Irish counsel that a judgment for the payment of money rendered by a court in the United States based on civil liability would not be automatically enforceable in Ireland. There is no treaty between Ireland and the United States providing for the reciprocal enforcement of foreign judgments. The following requirements must be met before the foreign judgment will be deemed to be enforceable in Ireland:

•	The judgment must be for a definite sum;

•	The judgment must be final and conclusive; and

•	The judgment must be provided by a court of competent jurisdiction.

An Irish court will also exercise its right to refuse judgment if the foreign judgment was obtained by fraud, if the judgment violated Irish public policy, if the judgment is in breach of natural justice or if it is irreconcilable with an earlier foreign judgment.

Transfer Agent and Registrar

National City Bank serves as transfer agent and branch registrar for the Class A ordinary shares in the United States. Arthur Cox serves as transfer agent and principal registrar for the Class A ordinary shares in Ireland.

RISK FACTORS

As a result of the Transaction, we have updated our risk factors to include the following additional risk factors listed below. Any references in the “Risk Factors” in our predecessor’s Annual Report on Form 10-K, for the year ended August 31, 2008, our predecessor’s Quarterly Reports on Form 10-Q filed for the most recent fiscal year and the additional risk factors listed below to the terms “Accenture,” “we,” “our Company,” “our” and “us” refer to Accenture plc and its subsidiaries.

Legislative or regulatory action could materially and adversely affect us.

Our tax position could be adversely impacted by changes in tax laws, tax treaties or tax regulations or the interpretation or enforcement thereof by any tax authority. For example, legislative proposals have been introduced in the U.S. Congress which, if enacted, could override tax treaties upon which we expect to rely, or could change the circumstances under which we would be treated as a U.S. person for U.S. federal income tax purposes, each of which could materially and adversely affect our effective tax rate and require us to take further action, at potentially significant expense, to seek to preserve our effective tax rate. We cannot predict the outcome of any specific legislative proposals. However, if proposals were enacted limiting our ability as an Irish company to take advantage of the tax treaties between Ireland and the United States, we could be subjected to increased taxation and/or potentially significant expense. In addition, any future amendments to the current income tax treaties between Ireland and other jurisdictions (including the United States) could subject us to increased taxation and/or potentially significant expense. Also, various U.S. federal and state legislative proposals have been introduced and/or enacted in recent years that deny government contracts to certain U.S. companies that reincorporate or have reincorporated outside the United States. While Accenture was not a U.S. company that reincorporated outside the United States, our reincorporation from Bermuda to Ireland may not eliminate the risk that these contract bans and other legislative proposals could be enacted in a way to affect Accenture.

As an Irish company we are required to comply with numerous Irish and EU legal requirements. Compliance with EU and Irish laws and regulations may have a material and adverse effect on Accenture’s financial condition and results of operations.

We may be subject to criticism and negative publicity related to the Transaction.

There continues to be negative publicity regarding, and criticism of, companies that conduct business in the United States but are domiciled in countries like Bermuda. While we were never a U.S. company, some former U.S. companies that have undertaken expatriation transactions to offshore jurisdictions, such as Bermuda, have been criticized as improperly avoiding U.S. taxes or creating an unfair competitive advantage over U.S. companies. We could become subject to criticism in connection with the Transaction.

Our effective tax rate may increase.

While the Transaction is not anticipated to have any material impact on our effective tax rate, there is uncertainty regarding the tax policies of the jurisdictions where we operate (which include the potential legislative actions described above), and our effective tax rate may increase and any such increase may be material. Additionally, the tax laws of Ireland and other jurisdictions could change in the future, and such changes could cause a material change in our effective tax rate.

A future transfer of your Accenture plc Class A ordinary shares may be subject to Irish stamp duty.

Transfers by shareholders who hold their Accenture plc shares beneficially through banks, brokers, trustees, custodians or other nominees, which in turn hold those shares through DTC, will not be subject to Irish stamp duty where such transfers are to holders who also hold through DTC. If you hold your Accenture plc Class A ordinary shares directly rather than beneficially, any purchase of your shares will be subject to Irish stamp duty. Irish stamp duty is currently at the rate of 1% of the price paid or the market value of the Class A ordinary shares acquired, if higher. Any transfer of Accenture plc Class A ordinary shares which is subject to Irish stamp duty will not be registered in the name of the buyer unless an instrument of transfer is executed by or on behalf of the seller, is duly stamped and is provided to our transfer agent. The potential for stamp duty could adversely affect the price of Accenture plc Class A ordinary shares.

Dividends you receive may be subject to Irish dividend withholding tax.

In certain circumstances, as an Irish tax resident company, we may be required to deduct Irish dividend withholding tax (currently at the rate of 20%) from dividends paid to our shareholders. Shareholders resident in “relevant territories” (including countries that are European Union member states (other than Ireland), the United States and other countries with which Ireland has a tax treaty) will generally not be subject to Irish withholding tax provided that, in each case, they complete certain tax forms. However, shareholders residing in other countries will generally be subject to withholding tax.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

3.1	Memorandum and Articles of Association of Accenture plc

3.2	Certificate of Incorporation of Accenture plc

10.1	Assumption and General Amendment Agreement between Accenture plc and Accenture Ltd, dated September 1, 2009

10.2	First Supplemental Agreement to Support Agreement among Accenture plc, Accenture Ltd and Accenture Canada Holdings Inc., dated September 1, 2009

10.3	First Supplemental Agreement to Exchange Trust Agreement among Accenture plc, Accenture Ltd, Accenture Canada Holdings Inc. and Accenture Inc., dated September 1, 2009

10.4	Assumption Agreement of the Amended and Restated Voting Agreement, dated September 1, 2009

10.5	Form of Indemnification Agreement, between Accenture International Sàrl and the indemnitee party thereto

99.1	Press Release, dated September 1, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: September 1, 2009	ACCENTURE PLC

	By:	/s/ Douglas G. Scrivner
	Name:	Douglas G. Scrivner
	Title:	General Counsel and Secretary